Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-56904, 333-142132, 333-106852, 333-150512 and 333-166393) of our reports dated March 13, 2009, with respect to the consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows of Westmoreland Coal Company and subsidiaries (the Company) for the year ended December 31, 2008 which reports appear in the December 31, 2010 Annual Report on Form 10-K of Westmoreland Coal Company.
The audit report on the consolidated financial statements of Westmoreland Coal Company and subsidiaries referred to above contains an explanatory paragraph that states that during the year ended December 31, 2008, the Company had suffered recurring losses from operations, had a working capital deficit, and had a net capital deficiency that raised substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/KPMG LLP
Denver, Colorado
March 11, 2011